CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Portfolio Series:

We consent to the use of our reports dated March 23, 2018, with respect to the financial statements and financial highlights of Active Allocation Fund, Conservative Investor Fund, Equity Investor Fund, and Moderate Investor Fund, each a separate series of Oppenheimer Portfolio Series, as of January 31, 2018, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

May 25, 2018